5470 Great America Parkway Santa Clara, CA 95054 www.aristanetworks.com

Mark Smith
XXXXXXXXXXX
XXXXXXXXXXX

November 2nd, 2012

Dear Mark,

On behalf of Arista Networks, Inc. ("the Company"), I am pleased to offer you a full-time exempt position as Senior Vice President of Worldwide Sales Operations, effective December 3rd, 2012 (the “Start Date”). You have until November 5, 2012 to accept this offer, at which time it expires. The terms of this offer are as follows:

1. Salary: The Company will pay you a salary of $275,000 per year in accordance with the Company's standard payroll policies. In addition, starting with Calendar year 2013, you will be eligible to participate in Arista’s WW SVP Sales Incentive Plan (WW SVP SIP).

2. Benefits:  During the term of your employment, you will be eligible to participate in all of the Company's standard health, vacation, and other benefits covering employees. The Company reserves the right to change the benefit plans and programs it offers to its employees at any time.

3. Stock: At the first regularly scheduled meeting of the Company’s board of directors following the Start Date, it will be recommended that you be granted nonstatutory options to purchase 300,000 shares of the Company’s common stock (the “Stock Options”) pursuant to the Company’s 2011 Equity Incentive Plan (the “Plan”) and individual stock option purchase agreement thereunder. The Stock Options will be governed by the form of Stock Option Agreement attached hereto as Exhibit A. Subject to the accelerated vesting provisions set forth in such stock option agreement and in the Severance Agreement (as defined below), the Stock Options will vest as to 1/5th of the shares subject thereto on the one-year anniversary of the Start Date and thereafter as to 1/60th of the shares subject thereto on the monthly anniversary of the Start Date, subject to your continuing to be a Service Provider (as defined in the Plan) through each vesting date. If your status as a Service Provider terminates for any reason, the unvested portion of your Stock Options, after giving effect to the applicable acceleration provisions, terminate as shall be set forth in the Plan and the applicable stock option agreement. The Stock Options will have an exercise price per share equal to the fair market value per share of the Company’s common stock on the date of grant.

Your employment with the Company is “at-will”. This means that it is not for any specified period of time and can be terminated either by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. Notwithstanding the foregoing, you may be entitled to accelerated vesting and other severance benefits in the event of a termination or change in the nature of your job, all as set forth in the Restricted Stock Purchase Agreements and the Severance Agreement.

This offer is conditioned on you signing the Employment, Confidential Information and Invention Assignment Agreement (the “Confidentiality and Invention Assignment Agreement”) and submitting the legally required proof of your identity and authorization to work in the United States. By signing and accepting this offer, you represent and warrant that you are not subject to any other legal obligation that prevents you to be employed with or to provide services to the Company.

5470 Great America Parkway Santa Clara, CA 95054 www.aristanetworks.com

The Company intends that all payments made under this letter agreement be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so be exempt or comply. You and the Company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

On the Start Date, you and the Company will enter into a Severance Agreement dated as of the Start Date in the form attached hereto as Exhibit B (the “Severance Agreement”). This letter agreement, the Severance Agreement (when entered into), the Confidentiality and Invention Assignment Agreement, and the Restricted Stock Purchase Agreements (when entered into upon grant of the respective stock purchase rights) set forth the terms of your employment with the Company and supersede any prior representations and agreements, whether written and oral.  This letter agreement may not be modified or amended, except by a written agreement, signed by both you and the Company. This letter agreement is governed by California law. If any provision of this agreement is held invalid or unenforceable, the remaining provisions shall continue to be valid and enforceable

Mark, I look very much forward to working with you.

Sincerely,

/s/ Jayshree Ullal
Jayshree Ullal
President & CEO

Accepted:
By: /s/ Mark Smith______
Date: 11/2/12____________